Exhibit 99.1

O2Diesel Announces Fiscal Year 2007 Financial Results

* Newark, DE — (Marketwire-April 1, 2008)

O2Diesel Corporation (AMEX:OTD), announced today financial results for the fiscal year ended December 31, 2007.

For the fiscal year ended December 31, 2007, the Company reported revenues of $358,464 as compared to revenues of $250,934 for the same period of 2006, The Company reported a net loss of $10.8 million, or ($.14) per share for the year ended December 31, 2007, as compared with a net loss of $13.2 million, or ($0.20) per share for the same period of 2006.

Alan Rae, the Company’s CEO stated “Our growth plans in 2007 supported an  expansion of our operations on a global basis which will continue to gain momentum in 2008.  We continue to target emerging markets worldwide with our clean renewable fuel technology. Additionally, we anticipate a milestone decision by the military near the end of the second quarter of 2008, which should have a significant impact on our US operations. We recently announced our plans to jointly develop cellulose ethanol production in Europe and other key global markets using the technology developed by KL Processing, with the critical objective to provide O2Diesel and wider markets with competitively priced ethanol that meets all of the emerging legislation on sustainability.  This will allow us to offer O2Diesel’s clean burning alternative diesel fuel to large national customers at a cost below that of regular diesel.”

Outlook for 2008

•            Department of Defense cold weather testing at Minot Air Force Base recently concluded with positive feedback from operations personnel, humidity weather testing will commence in May with a conclusion anticipated by late-summer of 2008, and a definitive decision to implement wide scale use will be made thereafter.

•            Expansion of additional European territories with testing and deployment expected during the next 90 days.

•            Veolia test pilot in France estimated to conclude in June 2008, with company deployment decision thereafter.

•            U.S. ASTM certification anticipated by the end of 2008, which will support nationwide fleet deployment of O2Diesel™ in fleet operated vehicles.

•            The initial demonstration in Paraguay concluded successfully and a next step decision is expected within the next 45 days.

•            Continued investigation of bio-fuel manufacturing opportunities such as the recent announcement of the agreement with KL Processing aimed at vertically integrating and controlling the costs of our major fuel components.

Alan Rae, CEO of O2Diesel Corporation further stated, “2007 was a challenging year, particularly the shelving of the ProEco project due to the lack of funding from the debt markets, but we were pleased with our operations progress over the past year and remain very encouraged by our future prospects. Many of the key projects that will come to fruition in 2008 have their origins in last year’s activity. Our objective for 2008 remains the same - move the company toward achieving a positive cash flow financial position by expanding our market presence domestically and worldwide. We will continue to focus on deploying our technology with key partners to shoulder the operational costs of developing markets while sharing the economic benefits. We remain confident that 2008 will see a substantial positive change in the Company’s status.”

More About O2Diesel: The Company and Its Renewable Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products,  failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:

O2Diesel Corporation

Alan Rae

+1 (302) 266 6000

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